Exhibit 99.1

Xencor Reports Second Quarter 2021 Financial Results

-- Management to Host Conference Call at 4:30 p.m. ET Today --

MONROVIA, Calif.--August 4, 2021-- Xencor, Inc. (NASDAQ:XNCR), a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies and cytokines for the treatment of cancer and autoimmune diseases, today reported financial results for the second quarter ended June 30, 2021 and provided a review of recent business and portfolio highlights.

“Xencor is applying its leading protein engineering tools and XmAb technology to overcome historical challenges in creating therapeutic molecules from bispecific antibodies or cytokines. For our most advanced clinical programs, we recently initiated a Phase 2 clinical study for XmAb717, our PD-1 x CTLA-4 bispecific antibody, in metastatic prostate cancer, and we plan to initiate a Phase 2 study of plamotamab in lymphoma. Our cytokine portfolio is rapidly advancing with XmAb306, our long-acting IL-15 for oncology, and XmAb564, our IL-2 for autoimmune disease, both of which are in Phase 1 studies,” said Bassil Dahiyat, Ph.D., president and chief executive officer at Xencor. “We are also at the forefront of efforts to engage CD28 to selectively activate T cells, and we plan to initiate clinical studies in 2022 for XmAb808, our B7-H3 x CD28 bispecific antibody, as well as our third clinical cytokine program, an IL-12-Fc candidate.”

“Additionally, Vir Biotechnology and GSK’s sotrovimab was recently authorized for the treatment of mild-to-moderate COVID-19, becoming the third antibody incorporating XmAb technology to be made commercially available for patients. The licensing of our XmAb technologies expands their application to areas of medicine outside our internal focus and provides us with important sources of non-dilutive capital, which we use to advance and expand our broad internal portfolio of novel bispecific antibodies and cytokine drug candidates.”

Recent Portfolio Highlights and Upcoming Data Presentations

●	XmAb717 (PD-1 x CTLA-4): A Phase 2 study was initiated for patients with metastatic castration-resistant prostate cancer. The study is evaluating XmAb717 as a monotherapy or in combination with other agents, depending on the tumor’s molecular subtype. Later this year, the Company anticipates initiating new studies of XmAb717 in additional tumor types and plans to announce additional data from the Phase 1 expansion cohorts for prostate cancer and renal cell carcinoma, as well as a cohort with multiple tumor types.

●	Plamotamab (CD20 x CD3): The Company plans to initiate a clinical study to investigate the chemotherapy-free triple combination of plamotamab, tafasitamab and lenalidomide in patients with relapsed or refractory diffuse large B cell lymphoma, an aggressive form of non-Hodgkin lymphoma, in late 2021 or early 2022. Plamotamab, which redirects T cells to tumors, and tafasitamab, a CD19-directed antibody, combine distinct immune pathways to generate a powerful anti-tumor effect and is a differentiated approach to treating patients with lymphomas. The Company plans to announce data from the ongoing Phase 1 study later this year.

●	Tidutamab (SSTR2 x CD3): A Phase 2 study was initiated for patients with Merkel cell carcinoma and small cell lung cancer, which are SSTR2-expressing tumor types known to be responsive to immunotherapy and are cancers with high unmet medical need. Later this year, the Company plans to announce updated data from the Phase 1 expansion cohort in patients with neuroendocrine tumor patients, including longer clinical follow-up and updated biomarker data.

●	XmAb564 (regulatory T cell selective IL-2-Fc): XmAb564 is a potency-reduced IL-2 cytokine engineered to selectively activate regulatory T cells for the treatment of autoimmune disease and is fused to an XmAb Fc domain for extended half-life. A Phase 1 single-ascending dose clinical trial was started in May to evaluate the safety, pharmacokinetics and biomarkers activity of a subcutaneous dose in healthy volunteers.

●	XmAb819 (ENPP3 x CD3): XmAb819 is engineered with reduced-potency CD3 binding as well as a multivalent 2+1 bispecific antibody format to enable greater tumor selectivity. XmAb819 is in development for patients with renal cell carcinoma, and the Company plans to submit an investigational new drug (IND) application in 2021 and initiate a Phase 1 study in early 2022.

Partnership Updates

●	Vir Biotechnology, Inc.: Sotrovimab (VIR-7831), an antibody that targets the SARS-CoV-2 virus, received emergency use authorization from the U.S. Food and Drug Administration for the treatment of mild-to-moderate COVID-19 in high-risk adults and pediatric patients, and is made available by Vir and its partner GlaxoSmithKline plc. Sotrovimab incorporates Xencor’s Xtend™ Fc technology for longer duration of action. VIR-7832, a second antibody licensed to Vir, which targets the SARS-CoV-2 virus in addition to incorporating Xtend technology and other XmAb Fc technologies, is currently enrolling patients to a Phase 1b/2a study.

●	Additional Partnering News: Xencor granted a license to Bristol Myers Squibb for its Xtend Fc technology to extend the half-life of a novel antibody combination therapy for SARS-CoV-2 infection, and the combination is currently in the NIH ACTIV-2 Phase 2/3 trial for infected patients. In addition, the Company received a development milestone from Novartis under the 2016 collaboration and license agreement related to IND-enabling activities for an undisclosed program using XmAb Fc technologies.

Second Quarter Ended June 30, 2021 Financial Results

Cash, cash equivalents and marketable investment securities totaled $603.7 million at June 30, 2021, compared to $604.0 million at December 31, 2020. Total proceeds from royalties, milestones, sale of an investment equity security, and a net increase in the value of marketable equity securities offset net spending of $90.5 million on operations for the first six months of 2021.

Total revenue for the second quarter ended June 30, 2021 was $67.4 million, compared to $13.1 million for the same period in 2020. Revenues in the second quarter were primarily related to revenue earned under the Company’s Janssen, Genentech and Novartis collaborations, and royalties from Alexion, Vir and MorphoSys, compared to revenues from the same period in 2020, which were primarily licensing revenue from Gilead and royalty revenue from Alexion. Total revenue for the six months ended June 30, 2021 was $101.4 million, compared to $45.5 million for the same period in 2020. Revenues for the six-month period in 2021 were primarily revenue earned from research collaborations with Janssen, Genentech and Novartis, milestone revenue from MorphoSys, and royalty revenue from Alexion, Vir and MorphoSys, compared to the same period in 2020, which were primarily licensing revenue from Gilead and Aimmune, milestone revenue from MorphoSys, and royalty revenue from Alexion.

Research and development (R&D) expenses for the second quarter ended June 30, 2021 were $49.5 million, compared to $43.5 million for the same period in 2020. Total R&D expenses for the six months ended June 30, 2021 were $90.9 million, compared to $77.4 million for the same period in 2020. Increased R&D expenses for the second quarter and first six months of 2021 over amounts for the same periods in 2020 were primarily due to additional spending on XmAb104 (PD-1 x ICOS) and XmAb819 development programs and other early-stage programs. Additional spending on XmAb306 also contributed to increased R&D expenses during the first six months of 2021.

General and administrative (G&A) expenses for the second quarter ended June 30, 2021 were $8.9 million, compared to $7.2 million for the same period in 2020. Total G&A expenses for the six months ended June 30, 2021 were $17.1 million, compared to $14.4 million for the same period in 2020. Increased G&A expenses for the second quarter and first six months of 2021 over amounts for the same periods in 2020 were primarily due to increased G&A staffing and spending on professional services.

Other income for the second quarter ended June 30, 2021 was $43.2 million, compared to $2.6 million in the same period in 2020. Other income for the six months ended June 30, 2021 was $56.3 million, compared to $3.3 million in the same period in 2020. Other income for the second quarter and first six months of 2021 includes realized gains on the sale of an investment equity security and an increase in unrealized gains on the Company’s marketable equity investments.

Non-cash, stock-based compensation expense for the six months ended June 30, 2021 was $17.6 million, compared to $14.7 million for same period in 2020.

Net income for the second quarter ended June 30, 2021 was $52.2 million, or $0.87 on a fully diluted per share basis, compared to net loss of $35.0 million, or $(0.61) on a fully diluted per share basis, for the same period in 2020. For the six months ended June 30, 2021, net income was $49.8 million, or $0.82 on a fully diluted per share basis, compared to net loss of $43.1 million, or $(0.76) on a fully diluted per share basis, for the same period in 2020. Net income reported for the second quarter ended June 30, 2021 and first six months of 2021, compared to the net loss reported for the same periods in 2020, were primarily due to higher collaboration, milestone and royalty revenues and other income in 2021 compared to 2020.

The total shares outstanding were 58,315,485 as of June 30, 2021, compared to 57,214,253 as of June 30, 2020.

Financial Guidance

Based on current operating plans, Xencor expects to have cash to fund research and development programs and operations into 2024. Xencor expects to end 2021 with between $475 million and $500 million in cash, cash equivalents and marketable securities.

Conference Call and Webcast

Xencor will host a conference call today at 4:30 p.m. ET (1:30 p.m. PT) to discuss these second quarter 2021 financial results and provide a corporate update.

The live call may be accessed by dialing (877) 359-9508 for domestic callers or +1 (224) 357-2393 for international callers and referencing conference ID number 1389708. A live webcast of the conference call will be available online from the Investors section of Xencor's website at https://www.xencor.com/. The webcast will be archived on Xencor's website for 30 days.

About Xencor, Inc.

Xencor is a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies and cytokines for the treatment of cancer and autoimmune diseases. Currently, 22 candidates engineered with Xencor's XmAb® technology are in clinical development internally and with partners. Xencor's XmAb antibody engineering technology enables small changes to the structure of proteins resulting in new mechanisms of therapeutic action. For more information, please visit https://www.xencor.com/.

Forward-Looking Statements

Certain statements contained in this press release may constitute forward-looking statements within the meaning of applicable securities laws. Forward-looking statements include statements that are not purely statements of historical fact, and can generally be identified by the use of words such as “potential,” “can,” “will,” “plan,” “may,” “could,” “would,” “expect,” “anticipate,” “seek,” “look forward,” “believe,” “committed,” “investigational,” and similar terms, or by express or implied discussions relating to Xencor’s business, including, but not limited to, statements regarding the timing of data from Xencor’s early and clinical-stage programs; the timing of additional clinical studies the timing of submission of an IND for XmAb819; the Company’s ability to fund research and development programs and operations into 2024; the Company’s year-end cash position; the quotations from Xencor's president and chief executive officer and other statements that are not purely statements of historical fact. Such statements are made on the basis of the current beliefs, expectations, and assumptions of the management of Xencor and are subject to significant known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements and the timing of events to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. Such risks include, without limitation, the risks associated with the process of discovering, developing, manufacturing and commercializing drugs that are safe and effective for use as human therapeutics and other risks described in Xencor's public securities filings. For a discussion of these and other factors, please refer to Xencor's annual report on Form 10-K for the year ended December 31, 2020 as well as Xencor's subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended to date. All forward-looking statements are qualified in their entirety by this cautionary statement and Xencor undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

Contacts

Charles Liles

cliles@xencor.com

Media Contact

Jason I. Spark

Canale Communications

619-849-6005

jason@canalecomm.com

Xencor, Inc.
Condensed Balance Sheets
(in thousands)
	June 30,	December 31,
	2021	2020

Assets
Current assets
Cash and cash equivalents	$115,842	$163,544
Short-term marketable securities	288,976	434,156
Equity securities	45,230	5,303
Accounts receivable	14,825	11,443
Contract asset	500	12,500
Prepaid expenses and other current assets	15,594	10,726
Total current assets	480,967	637,672

Property and equipment, net	23,132	21,682
Intangible assets, net	16,384	15,977
Long-term marketable securities	153,619	1,030
Equity securities - noncurrent	17,146	16,071
Other assets	4,354	10,812
Total assets	$695,602	$703,244

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$24,440	$26,557
Current portion of deferred revenue	19,200	92,615
Current portion of lease liability	2,322	1,889
Total current liabilities	45,962	121,061

Lease liabilities, less current portion	2,702	9,739
Total liabilities	48,664	130,800

Stockholders’ equity	646,938	572,444

Total liabilities and stockholders’ equity	$695,602	$703,244

Xencor Inc.
Condensed Statements of Comprehensive Income (Loss)
(in thousands, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020

Revenues	$67,447	$13,089	$101,412	$45,474

Operating expenses:
Research and development	49,497	43,458	90,908	77,401
General and administrative	8,863	7,231	17,090	14,449
Total operating expenses	58,360	50,689	107,998	91,850

Income (loss) from operations	9,087	(37,600)	(6,586)	(46,376)

Other income, net	43,161	2,582	56,347	3,284

Net income (loss)	52,248	(35,018)	49,761	(43,092)

Other comprehensive income (loss)
Net unrealized gain (loss) on marketable securities	(112)	427	(90)	322
Comprehensive income (loss)	$52,136	$(34,591)	$49,671	(42,770)

Net income (loss) per share:
Basic net income (loss) per share	$0.90	$(0.61)	$0.86	$(0.76)
Diluted net income (loss) per share	$0.87	$(0.61)	$0.82	$(0.76)
Weighted-average number of common shares used in net income (loss) per share applicable to common stockholders - basic	58,247,941	57,059,610	58,123,319	57,003,162
Weighted-average number of common shares used in net income (loss) per share applicable to common stockholders - diluted	60,335,339	57,059,610	60,503,846	57,003,162